A PARTNERSHIP OF INCORPORATED PROFESSIONALS	Amisano Hanson
Chartered Accountants

May 5, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
U.S.A.

Dear Sirs:

Re: Foothills Resources, Inc.

We are the former independent auditors for Foothills Resources, Inc. (the “Company”) and, as of April 6, 2006, our appointment as principal accountants was terminated. We have read Item 4.01 which is disclosed in the Company’s Current Report on Form 8-K filed April 6, 2006 and are in agreement with the statements contained therein, insofar only as it relates to our firm. Additionally, we have read Item 4.01, which is disclosed in Amendment 1 to the Company’s Current Report on Form 8-K, which the Company expects to file with the Securities and Exchange Commission on or around May 5, 2006, and are in agreement with the statements contained therein, insofar only as it relates to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly.

/s/ Amisano Hanson

AMISANO HANSON
Chartered Accountants

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
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